Exhibit 99.1

News Release	For Immediate Release
July 19, 2004
Greer Bancshares Incorporated	For Additional Information
1111 West Poinsett Street	Contact: Dennis Hennett
Greer, SC 29650	Phone: (864) 848-5118

Greer Bancshares Incorporated Reports Second Quarter Earnings

Greer Bancshares Incorporated, the parent company of Greer State Bank, reported net income of $584,000, or 24 cents per diluted share, for the quarter ended June 30, 2004, compared to $541,000 or 22 cents per diluted share, for the second quarter of 2003, an increase in net income of 8%. Year-to-date net income through June 30, 2004 was $1,204,000 or 49 cents per diluted share, compared to $1,062,000 or 44 cents per diluted share through June 30, 2003, an increase of 13%.

Total assets were $223 million at June 30, 2004, up 4% from December 31, 2003.

Greer Bancshares Incorporated trades on the over-the-counter market under the symbol GRBS.